Exhibit (h)(4)(ii)

Amendment No. 1 to Transfer Agency Interactive Client Services Agreement

This Amendment No. 1, dated as of March 10, 2009, to the Transfer Agency Interactive Client Services Agreement (this “Amendment”), by and between AQR Funds, a Delaware statutory trust established under the laws of the State of Delaware (the “Fund”), and ALPS Fund Services, Inc., a Colorado corporation (“ALPS”).

WHEREAS, the Fund and ALPS entered into a Transfer Agency Interactive Client Services Agreement dated as of December 8, 2008 (the “Agreement”); and

WHEREAS, the Fund and ALPS wish to amend the provisions of the Agreement to reflect the addition of new Portfolios and Classes under Appendix A of the Agreement.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1. The parties hereto agree to delete the current Appendix A in the Agreement in its entirety and replace it with a new Appendix A attached hereto.

2. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

AQR FUNDS			ALPS FUND SERVICES, INC.

By:	/s/ Brendan Kalb	By:	/s/ Jeremy O. May
	Name: Brendan Kalb		Name: Jeremy O. May
	Title: Secretary		Title: President

APPENDIX A

LIST OF PORTFOLIOS

Portfolio	Classes Offered

AQR Momentum Fund	Class L

AQR Small Cap Momentum Fund	Class L

AQR International Momentum Fund	Class L

AQR Global Equity Fund	Class N Class I Class Y

AQR International Equity Fund	Class N Class I Class Y

AQR International Small Cap Fund	Class N Class I Class Y

AQR Emerging Markets Fund	Class N Class I Class Y

AQR Equity Plus Fund	Class N Class I

AQR Small Cap Core Fund	Class N Class I

AQR Small Cap Growth Fund	Class N Class I

AQR Diversified Arbitrage Fund	Class N Class I